As filed with the Securities and Exchange Commission on November 12, 2015
Registration No. 333-____________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
HOOPER HOLMES, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	8090	22-1659359
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

560 N. Rogers Road
Olathe, KS 66062
(913) 764-1045
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Henry Dubois
Chief Executive Officer
Hooper Holmes, Inc.
560 N. Rogers Road
Olathe, KS 66062
(913) 764-1045
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies of Communications to:
Peter Mirakian III, Esq.
Spencer Fane LLP
1000 Walnut Street, Suite 1400
Kansas City, MO 64106
(816) 474-8100
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting filer)	Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Rights to purchase common stock	(1)	—	—		—	(2)
Common stock, $0.04 par value per share, underlying the subscription rights	_________	$0.___	$4,000,000	(3)	$402.80	(4)
Total			$4,000,000		$402.80

(1)	Evidencing the right to subscribe for ______________ shares of common stock, par value $0.04 per share.

(2)
The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.

(4)	Registration fee calculated pursuant to Rule 457(o).
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2015

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PRELIMINARY PROSPECTUS

UP TO ____________ SHARES
OF COMMON STOCK ISSUABLE UPON THE EXERCISE
OF SUBSCRIPTION RIGHTS AT $0.___ PER SHARE
We are distributing, at no charge to our stockholders, non-transferable subscription rights to purchase up to an aggregate of ___________ shares of common stock at a price of $0.___ per whole share. We refer to this offering as the “rights offering.” We are offering to each of our stockholders _____ subscription right for each full common share owned by that stockholder as of the close of business on _____________, 2015, the record date. Each subscription right will entitle its holder to purchase ________________ of a share of our common stock, provided that no fractional shares will be issued in the rights offering and exercises therefor will be rounded down. Additionally, stockholders may over-subscribe for additional shares of common stock to the extent that the offered subscription rights are not exercised, although we cannot assure you that we will fill any over-subscriptions.
All of our directors, executive officers, and certain related parties to our directors and executive officers, who collectively beneficially owned approximately 6.5% of our outstanding shares of common stock as of the record date, have indicated that they intend to exercise all of the rights issued to them under the pro rata basic subscription right and, pursuant to the over-subscription privilege (if applicable), to subscribe for additional shares up to an additional 100% share of their pro rata subscription right. This indication is not binding, and our directors, executive officers, and their related parties are not legally obligated to exercise their rights.
Cannell Capital LLC (“Cannell”),which beneficially owned approximately 13.3% of our outstanding shares of common stock as of the record date, has indicated that it intends to exercise all of the rights issued to it under the pro rata basic subscription right. However, such indication is not binding, and Cannell is not legally obligated to do so. Assuming no other holders exercise their rights in this offering, and that Cannell exercises its basic privileges in full as indicated, after giving effect to this offering, Cannell would own approximately __% of our outstanding common stock. The purchase of any shares by Cannell upon its participation in the rights offering would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, would not be registered pursuant to the registration statement of which this prospectus forms a part.
Pursuant to the terms of a Credit Agreement dated April 17, 2015 (the “Credit Agreement”) with SWK Funding LLC (“SWK”), pursuant to which we borrowed $5.0 million in connection with our acquisition of Accountable Health Solutions (“AHS”), SWK acquired the right (the “SWK Participation Right”) to elect to require us to allow SWK to participate in a rights offering such as this rights offering. If SWK elects to exercise the SWK Participation Right, we will issue rights to SWK in the rights offering on the same basis as we issue rights to our shareholders as if SWK had previously exercised its warrant (the “SWK Warrant”) to purchase 8,152,174 shares of our common stock. If SWK exercises the SWK Participation Right, we will issue ___________ rights to SWK, and SWK will be entitled to participate in the pro rata basic subscription right and the oversubscription privilege on the same basis as all other holders of the rights issued in the rights offering.
To the extent you properly exercise your over-subscription privilege for an amount of shares of common stock that exceeds the number of the unsubscribed shares available to you, the subscription agent will return to you any excess subscription payments, without interest or penalty, as soon as practicable following the expiration of the

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rights offering. We are not requiring a minimum individual or overall subscription to complete the rights offering. We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) to serve as the subscription agent and SM Berger & Company as information agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.
The subscription rights will expire if they are not exercised by 5:00 p.m., Central time, on ___________, 2016, but we may extend the rights offering period. We may cancel the rights offering for any reason at any time before it expires. If we cancel the rights offering, the subscription agent will return all subscription payments received, without interest or penalty, as soon as practicable.
You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable. The purchase of shares of common stock involves a high degree of risk.
You should read “Risk Factors” beginning on page I-20. Our board of directors is making no recommendation regarding your exercise of the subscription rights.
The subscription rights are non-transferable. The shares of common stock to be issued upon exercise of the subscription rights will be listed for trading on the NYSE MKT under the symbol “HH.” The last reported sales price of our common stock on ____________, 2015 was $0.___ per share.
This is not an underwritten offering. The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

	Per Share	Total
Subscription Price	$0.___	$4,000,000
Estimated Expenses	$0.___	$250,000
Proceeds to Us	$0.___	$3,750,000

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 12, 2015.

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ABOUT THIS PROSPECTUS
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or the time of any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.
In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent publications or other publicly available information that we believe are reliable.
No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
Unless the context indicates otherwise, all references in this prospectus to the “Company,” “Hooper Holmes,” “we,” “us” and “our” refer to Hooper Holmes, Inc.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in, or incorporated by reference into, this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “project,” “plan,” “should,” “will be,” “will likely

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continue,” “will likely result” or words or phrases of similar meaning. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy or actual results to differ materially from those contained in forward-looking statements.

Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus are risks related to customer concerns about our financial health, our liquidity, declines in our business, our competition, and our ability to successfully expand our Health and Wellness business and its related impact on revenue, along with other cost reduction initiatives, our ability to realize the expected benefits from the acquisition of Accountable Health Solutions and our strategic alliance with Clinical Reference Laboratory, our ability to successfully implement our business strategy and integrate Accountable Health Solutions’ business with ours, our ability to retain and grow our customer base, our ability to recognize operational efficiencies and reduce costs, uncertainty as to our working capital requirements over the next 12 to 24 months, our ability to maintain compliance with the financial covenants contained in our credit facilities, the rate of growth in the Health and Wellness market, and such other factors as discussed in Part I, Item 1A, Risk Factors, and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2014, the Risk Factors section of this prospectus, and similar discussions in our other filings with the Securities and Exchange Commission (“SEC”).
Investors should consider these factors before deciding to make or maintain an investment in our securities. The forward-looking statements included in this prospectus are based on information available to us as of the date of this prospectus. We expressly disclaim any intent or obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances, or to reflect the occurrence of unanticipated events, after the date of this prospectus, except as required by law.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, shares of our common stock and our business.
What is the rights offering?
We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock. We are offering to each of our stockholders _____ subscription right for each full common share owned by that stockholder as of the close of business on ___________, 2015, the record date. Each subscription right will entitle its holder to purchase _____________ of a share of our common stock. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below. The shares of common stock to be issued upon exercise of the subscription rights will be listed for trading on the NYSE MKT under the symbol “HH.”
What is the basic subscription right?
The basic subscription right gives our stockholders the opportunity to purchase _____________ shares of common stock at a subscription price of $0.___ per whole share. We have granted to you, as a stockholder of record on the record date, one subscription right for every share of our common stock you owned at that time. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.
We determined the ratio of rights required to purchase one share by dividing $4,000,000 by the subscription price of $0.___ to determine the number of shares to be issued in the rights offering and then dividing the number of shares to be issued in the rights offering by the number of shares of our common stock outstanding on the record date. Accordingly, each subscription right allows the holder thereof to subscribe for ____________ of a share of common stock at the cash price of $0.___ per whole share. As an example, if you owned 1,000 shares of our common stock on the record date, you would receive [1,000] subscription rights pursuant to your basic subscription right that would entitle you to purchase _______ shares of common stock (____________ rounded to the nearest whole share) at a subscription price of $0.___ per whole share.
You may exercise all or a portion of your basic subscription right or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares of common stock under your over-subscription privilege.
If you hold a Hooper Holmes stock certificate, the number of shares of common stock you may purchase pursuant to your basic subscription right is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for every share of our common stock that you own at the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.
What is the over-subscription privilege?
If you purchase all of the shares of common stock available to you pursuant to your basic subscription right, you may also choose to purchase a portion of any shares of common stock that our other stockholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares of common stock you would like to purchase pursuant to your over-subscription privilege.

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If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the stockholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those stockholders owned on the record date, relative to the number of shares owned on the record date by all stockholders exercising the over-subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder over-subscribed, and the remaining shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated.
To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares of common stock before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription right and for any additional shares you desire to purchase pursuant to your over-subscription request). See “The Rights Offering — The Subscription Rights — Over-subscription Privilege.” Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.
Fractional shares of common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share. Broadridge, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.
Why are we conducting the rights offering?
We are undertaking this rights offering to provide our Company with additional working capital as we continue our repositioning as a health and wellness company. Over the last two and a half years, we have repositioned ourselves away from the life insurance sector, restructured our operating model, reduced our cost structure, and focused our efforts on our growing health and wellness division. As part of this repositioning, we acquired Accountable Health Solutions in the second quarter of 2015 to add new product offerings and increase our screening volumes. This acquisition strategically positions the Company to provide a complete suite of health and wellness offerings: 1) biometric screenings, 2) coaching and education services, 3) wellness portal and engagement services, and 4) data analytics and reporting.
The additional working capital to be raised will enable us to expand our sales capabilities to drive growth, provide capital to repay a portion of existing debt, and provide the Company liquidity cushion. We believe by undertaking a rights offering, we provide our shareholders the opportunity to help us grow the Company and to share in this growth.

2013 Loan and Security Agreement
We maintain the 2013 Loan and Security Agreement with ACF FinCo I LP, the assignee of Keltic Financial Partners II, LP (“Ares” or “Senior Lender”). Borrowings under the 2013 Loan and Security Agreement are used for working capital purposes and capital expenditures. The amount available for borrowing is less than the $7 million under this facility at any given time due to the manner in which the maximum available amount is calculated. We have an available borrowing base subject to reserves established at the lender's discretion of 85% of Eligible Receivables (as defined in the 2013 Loan and Security Agreement) up to $7 million under this facility. The maximum borrowing capacity on the 2013 Loan and Security Agreement was reduced to $7 million in the Third Amendment to the Loan and Security Agreement (the “Third Amendment”) (subject to an increase to up to $12 million in certain circumstances, subject to the Senior Lender's consent). Eligible Receivables do not include certain receivables deemed ineligible by the lender. As of September 30, 2015, we had $3.4 million borrowings outstanding

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under the 2013 Loan and Security Agreement. Available borrowing capacity as of November 10, 2015 was approximately $2.2 million

The 2013 Loan and Security Agreement and the Third Amendment contain various covenants, including financial covenants which require us to achieve a minimum EBITDA amount (earnings before interest expense, income taxes, depreciation and amortization). The Third Amendment contains minimum EBITDA covenants of negative $3.0 million for the twelve month period ended September 30, 2015; positive $0.8 million for the twelve month period ending December 31, 2015; positive $1.85 million for the twelve month period ending March 31, 2016; and positive $2.7 million for the twelve month period ending June 30, 2016. We continue to have limitations on the maximum amount of capital expenditures for each fiscal year. As of September 30, 2015, we had not met the minimum required EBITDA amount of negative $3.0 million and have obtained a Waiver and Fifth Amendment (the “Fifth Amendment”) related to the EBITDA measurement period ended September 30, 2015.  The Fifth Amendment requires the Company to raise an aggregate amount in additional equity of not less than $4 million of which $1.5 million shall be received on or before February 28, 2016, and the balance shall be received on or before June 30, 2016. If we are able to sell all of the shares subject to purchase under the rights issued in this rights offering, we will fulfill these equity requirements. We are working with Ares to modify the financial covenants of the 2013 Loan and Security Agreement in an effort to be more in-line with our operations and strategy going forward, including consideration of the EBITDA measurement period for the twelve month period ending December 31, 2015.  Given the nature of the trailing twelve month EBITDA calculation, the Company currently expects to report lower EBITDA than is required and does not expect to comply with the EBITDA covenant for the twelve months ending December 31, 2015.  If the Company is not able to successfully execute favorable amendments to the existing credit facility, the Company could be considered in default, which would then enable applicable lenders to accelerate the repayment of all amounts outstanding and exercise remedies with respect to collateral, which would have a material adverse impact on the Company’s business.

2015 Credit Agreement
In order to fund the acquisition of AHS, we entered into and consummated a Credit Agreement (the “Credit Agreement”) with SWK Funding LLC (“SWK”) on April 17, 2015. The Credit Agreement provides us with a $5.0 million Term Loan. The proceeds of the Term Loan were used to pay certain fees and expenses related to the negotiation and consummation of the Purchase Agreement for the acquisition and general corporate purposes. We paid SWK an origination fee of $0.1 million. The Term Loan is due and payable on April 17, 2018. We are also required to make quarterly revenue-based payments in an amount equal to eight and one-half percent (8.5%) of yearly aggregate revenue up to and including $20 million; seven percent (7%) of yearly aggregate revenue greater than $20 million up to and including $30 million; and five percent (5%) of yearly aggregate revenue greater than $30 million. The revenue-based payment will be applied to fees and interest, and any excess to the principal of the Term Loan. Revenue-based payments commence in February 2016, and the maximum aggregate revenue-based principal payment is capped at $600,000 per quarter.
The outstanding principal balance under the Credit Agreement will bear interest at an adjustable rate per annum equal to the LIBOR Rate (subject to a minimum amount of one percent (1.0%)) plus fourteen percent (14.0%) and will be due and payable quarterly, commencing on August 14, 2015. Upon the earlier of (a) the maturity date of April 17, 2018, or (b) full repayment of the Term Loan, whether by acceleration or otherwise, we are required to pay an exit fee equal to eight percent ( 8%) of the aggregate principal amount of all term loans advanced under the Credit Agreement.
The Credit Agreement also contains certain financial covenants, including certain minimum aggregate revenue and EBITDA requirements and requirements regarding consolidated unencumbered liquid assets. The Credit Agreement also contains minimum aggregate revenue covenants of $27.5 million for the twelve-month period ended September 30, 2015; $34 million for the twelve month period ending December 31, 2015; $38 million for the twelve month period ending March 31, 2016; and $40 million for the twelve month period ending June 30, 2016. The Credit Agreement also contains a minimum EBITDA covenant of one dollar for the twelve month period ending March 31, 2016, and $1.0 million for the twelve month period ending June 30, 2016, with subsequent quarterly measurement dates and EBITDA requirements through the life of the Credit Agreement.

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The Credit Agreement contains a cross-default provision that can be triggered if we have more than $0.25 million in debt outstanding under the 2013 Loan and Security Agreement and we fail to make payments to the Senior Lender when due or if the Senior Lender is entitled to accelerate the maturity of debt in response to a default situation under the 2013 Loan and Security Agreement, which may include violation of any financial covenants. As of September 30, 2015, we were in compliance with all of our covenants under the Credit Agreement.
In addition, the Company issued SWK a warrant (the “Warrant”) to purchase 8,152,174 shares of the Company’s common stock. The Warrant is exercisable between October 17, 2015 and April 17, 2022 at an exercise price of $0.46 per share, exercisable on a cashless basis. Further, if the Company does not repay the 2013 Loan and Security Agreement in full on or prior to February 28, 2016, the Company must issue an additional warrant to SWK to purchase Company common stock valued at $1.25 million, with an exercise price of one cent over the closing price on February 28, 2016. This additional warrant will become exercisable six months after issuance and remain exercisable for seven years. Both warrants contain customary anti-dilution provisions.
One of the anti-dilution provisions applicable to the Warrant is a provision that gives SWK the right (the “SWK Participation Right”) to elect to require us to allow SWK to participate in a rights offering such as this rights offering. If SWK elects to exercise the SWK Participation Right, we will issue rights to SWK in the rights offering on the same basis as we issue rights to our shareholders as if SWK had previously exercised the Warrant and thereby became a holder of 8,152,174 shares of our common stock. If SWK exercises the SWK Participation Right, we will issue ___________ rights to SWK, and SWK will be entitled to participate in the pro rata basic subscription right and the oversubscription privilege on the same basis as all other holders of the rights issued in the rights offering.
How was the $0.___ per share subscription price determined?
In evaluating the subscription price, our board of directors considered, among other things, (i) the current and historical trading prices of our common stock, (ii) the price at which stockholders might be willing to participate in the rights offering, (iii) the likely cost of capital from other sources and our ability to access such capital, and (iv) comparable precedent transactions. After several meetings of the board of directors at which various strategic alternatives, including the rights offering, were discussed, the board approved the subscription price and the other terms of the rights offering.
The $0.___ subscription price is not intended to bear any relationship to the market value of our common stock, book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.
Am I required to exercise all of the subscription rights I receive in the rights offering?
No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights.
If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in Hooper Holmes will be diluted by other stockholder purchases. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege. See “Risk Factors — If you do not exercise your subscription rights, your percentage ownership in Hooper Holmes will be diluted.”
How soon must I act to exercise my subscription rights?
If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payments before the rights offering expires on __________, 2016, at 5:00 p.m., Central time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although the Company may, in its

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discretion, extend the expiration date of the rights offering, we currently do not intend to do so. We may cancel the rights offering at any time. If the rights offering is cancelled, all subscription payments received will be returned, without interest or penalty, as soon as practicable.
Although we will make reasonable attempts to provide this prospectus to our stockholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.
May I transfer my subscription rights?
No. The subscription rights are non-transferable and will not be listed for trading on the NYSE MKT or any other stock exchange or market.
Are we requiring a minimum overall subscription to complete the rights offering?
No. We are not requiring an overall minimum subscription to complete the rights offering. However, the Company reserves the right to cancel the rights offering for any reason, including if we do not receive aggregate subscriptions that we believe will satisfy our capital plans.
Are there any conditions to completing the rights offering?
No. There are no conditions to our closing the rights offering and issuing shares of our common stock subscribed for in the rights offering.
Can the rights offering be extended or canceled?
Yes. The Company may decide to cancel the rights offering at any time and for any reason before the rights offering expires. If the Company cancels the rights offering, any money received from subscribing stockholders will be returned, without interest or penalty, as soon as practicable. We also have the right to extend the rights offering period although we do not presently intend to do so.
Has our board of directors made a recommendation to our stockholders regarding the rights offering?
No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares of common stock at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.
Have any stockholders indicated that they will exercise their rights?
Yes.
All of our directors, executive officers, and certain related parties to our directors and executive officers, who collectively beneficially owned approximately 6.5% of our outstanding shares of common stock as of the record date, have indicated that they intend to exercise all of the rights issued to them under the pro rata basic subscription right and, pursuant to the over-subscription privilege (if applicable), to subscribe for additional shares up to an additional 100% share of their pro rata subscription right. This indication is not binding, and our directors, executive officers, and their related parties are not legally obligated to exercise their rights.

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Cannell, which beneficially owned approximately 13.3% of our outstanding shares of common stock as of the record date, has indicated that it intends to exercise all of the rights issued to it under the pro rata basic subscription right. However, such indication is not binding, and Cannell is not legally obligated to do so. The purchase of any shares by Cannell upon its participation in the rights offering would be effected in a transaction exempt from the registration requirements of the Securities Act and, accordingly, would not be registered pursuant to the registration statement of which this prospectus forms a part. Any pro rata shares purchased by Cannell upon the exercise of its basic subscription right will be included when determining the number of shares purchased in the basic subscription right of the rights offering. Assuming no other holders exercise their rights in this offering, and that Cannell exercises its basic privileges in full as indicated, after giving effect to this offering, Cannell would own approximately ___% of our outstanding common stock. Except as a result of any increase in its ownership of common stock, Cannell will not obtain any additional governance or control rights as a result of the rights offering.
How do I exercise my subscription rights if I own shares in certificate form?
If you hold a Hooper Holmes stock certificate and you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent before 5:00 p.m., Central time, on ___________, 2016; and

•	deliver a properly completed and signed rights certificate to the subscription agent before 5:00 p.m., Central time, on ___________, 2016.
In certain cases, you may be required to provide additional documentation or signature guarantees.
Please follow the delivery instructions on the rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Central time, on ____________, 2016.
If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of common stock under the over-subscription privilege and the elimination of fractional shares.
What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?
If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.
What form of payment must I use to pay the subscription price?
You must timely pay the full subscription price for the full number of shares of common stock you wish to acquire in the rights offering by delivering to the subscription agent an uncertified personal check or wire transfer of immediately available funds that clears before the expiration of the rights offering period. If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.
When will I receive my new shares?
If you purchase shares of common stock in the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

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After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?
No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares in the rights offering.
What effects will the rights offering have on our outstanding common stock?
As of the record date, 77,958,270 shares of our common stock were issued and outstanding. Pursuant to the Warrant, SWK has the right to acquire 8,152,174 shares of our common stock for an exercise price of $0.46 per share. Unless our stock price increases to at least $0.46 per share, we do not expect SWK to exercise the Warrant while the rights remain exercisable under this rights offering. If SWK exercises the SWK Participation Right, it would receive ___________ rights to participate in the rights offering. If SWK exercises the SWK Participation Right and all of the subscription rights are exercised in full by our stockholders, we expect to issue an additional ____________ shares of our common stock after the closing of the rights offering, for a total of _____________ shares of common stock issued and outstanding. This assumes that, during the rights offering, we issue no other shares of our common stock, that SWK does not exercise the Warrant, and that no options for our common stock are exercised.
The issuance of shares in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock if you do not exercise your basic subscription right. In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.
How much capital will Hooper Holmes receive from the rights offering?
If all of the subscription rights (including all over-subscription privileges and the rights issued under the SWK Participation Right) are exercised in full by our stockholders, we estimate that the net proceeds to us from the rights offering, after deducting estimated offering expenses, will be approximately $3.75 million. It is possible that the Company may elect to close the offering with fewer than all the pro rata participation and over-subscription rights exercised; it is also possible that the Company could cancel the rights offering altogether.
Are there risks in exercising my subscription rights?
Yes. Exercising your subscription rights involves the purchase of shares of our common stock. You should consider this investment as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus.
If the rights offering is not completed, will my subscription payment be refunded to me?
Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.
What fees or charges apply directly to me if I purchase shares of common stock in the rights offering?
We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your intermediary may charge you.
What are the material U.S. federal income tax consequences of exercising my subscription rights?

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For U.S. federal income tax purposes, you will not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences.”
To whom should I send my forms and payment?
If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by hand delivery, first class mail or courier service to:

By mail:	By hand or overnight courier:

Broadridge Financial Solutions, Inc. Attn: Jay Garcia 51 Mercedes Way Edgewood, NY 11717	Broadridge Financial Solutions, Inc. Attn: Jay Garcia 51 Mercedes Way Edgewood, NY 11717

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent.
Whom should I contact if I have other questions?
If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact SM Berger & Company, our information agent, by calling (216) 464-6400.

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SUMMARY
The following summary contains basic information about us and the rights offering. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should read this prospectus carefully, including the sections entitled “The Rights Offering” and “Risk Factors,” and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2014.
Our Company
Hooper Holmes is uniquely positioned to transform and capitalize on the large and growing health and wellness market as one of the only publicly traded, end-to-end health and wellness companies. Following the acquisition of Accountable Health Solutions (“AHS”) in April, 2015, our offerings expanded beyond biometric screenings to include health coaching, education, and engagement services. Our services include a wellness portal through which program participants can track their progress towards health goals, take part in fitness challenges, and learn more about health topics that interest them. Our solution provides plan sponsors the opportunity to promote health and wellness in the workplace, integrate health and well-being into the corporate culture and drive behavior change. A common goal of plan sponsors is to drive healthier habits and behaviors which then directly contribute to lowering healthcare costs and increasing employee productivity and morale.
Through biometric screenings, plan sponsors help employees learn of existing and/or potential health risks. Through corporate wellness, they provide education and health improvement tools, and gain the ability to systematically reward employees for good, healthy behaviors and for actual health enhancement metrics, frequently awarded as a reduction in annual medical premiums or contributions to an employee’s Health Savings Account (HSA). By combining both aspects under a single organization, Hooper Holmes creates a seamless, end-to-end experience for members and drives improved engagement and outcomes for our clients.
Today, we service more than 200 direct clients representing more than 3,000 employers and 750,000 to 1,000,000 employee participants. In the past year, we delivered over 500,000 biometric screenings and are on track to continue year-over-year growth through a combination of our direct, channel partner and clinical research organization partners as well as through the addition of new customers.
Since the inception of our health and wellness business in 2007, we have seen annual revenue increase from $5.0 million in 2007  to $28.5 million in 2014, a 20% compound annual growth rate (CAGR), and are poised for additional market growth in 2016. Our recently expanded health and wellness customer base, leadership, products, capabilities and expertise along with our commitment and focus allow us to become a leading provider in this market.
Transformation of the Wellness Experience
As one of the only publicly traded wellness companies that owns a fully integrated, end-to-end solution and is solely focused on health and wellness, Hooper Holmes is now in a position to transform the wellness experience. Historically, member engagement has been one of the greatest challenges within the wellness space with engagement rates hovering around 50%. To help drive participation, employers often use a combination of financial incentives, rewards, and technology to increase employee participation.
Some challenges all wellness programs work to overcome to drive participation and deliver results are as follows:

•	An individual’s initial engagement with a company’s wellness program is often not meaningful or fun to that person.

•	Companies miss the opportunity to educate employees when it means something to them.

•	Once employees have engaged, ongoing education and tools are not provided in a timely manner or through the most meaningful channels.

•	Individuals focus on other areas of their life before positive lifestyle habits are established.

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Our programs seek to provide a quality experience for the participant by engaging them at the time of the screening with our internal health professionals, providing relevant information for the participant to act upon immediately and engaging them through our ongoing coaching and online services. These services leverage the financial incentives and rewards the employers provide to help drive overall engagement and health improvements.
Hooper Holmes is in a position to effectively transform wellness programs and member engagement to yield more meaningful interactions and impactful results by owning the end-to-end processes of wellness, from data collection to education to engagement to analytics and knowledge aggregation, and having direct control of all member touch points and teaching opportunities.
Starting with our on-site screening solution, we are transforming the participant’s experience from ‘will do for an incentive’ to ‘want to do.’ Leveraging our national network of experienced Health Professionals, our technology and our engagement platform, we are uniquely positioned to present meaningful personal data and metrics in real time, as well as create awareness of other health and wellness programs offered by the plan sponsor to continue the journey to better health. By making the experience more engaging and providing valuable insight, Hooper Holmes starts the individual’s wellness journey with a positive event and an eye on building intrinsic motivation to keep that individual engaged and excited to take more charge of their health.
Participant engagement in these programs is meaningful for both our Channel partners and our internal Wellness clients as it increases revenues, reduces costs to engage participants, and provides greater health improvement outcomes, benefiting the plan sponsor and plan participants. We will continue to work with our Channel partners to increase enrollment and value-added offerings.
We also help plan sponsors by delivering meaningful reporting, strategic consulting, and a wide-array of comprehensive programs, communications and promotional collateral to make the wellness program turnkey, meaningful and fun. Our goal is to consult and provide the right solutions for the employer to instill a culture of health throughout their organization that starts from the top down because they want to participate.
Value to Clients
Hooper Holmes focuses on total population health management, helping to keep healthy people healthy and engaging those with risks to improve their health profiles. We educate and motivate to drive positive lifestyle behaviors and mitigate the risks and behaviors that lead to very costly chronic conditions. In 2010, the World Economic Forum reported the impact of chronic illnesses on businesses, budgets and economies, showing that they account for the lion’s share of healthcare costs in developed markets and, increasingly, emerging markets. They have an even greater impact on productivity, through increased absenteeism and decreased presenteeism. Globally, the toll from chronic disease due to four risk factors is estimated at $2 trillion in lost productivity each year. Eight well-known behaviors were identified as the major contributors to the costliest illnesses: smoking, physical inactivity, poor diet, alcohol consumption levels, poor standard-of-care compliance, poor stress management, insufficient sleep and lack of health screening.
Individuals with lifestyle related diseases have five times higher healthcare costs than individuals without a chronic condition. These chronic conditions will affect an estimated 164 million Americans, nearly half of the population, by 2025 and are often preventable and manageable through early detection, improved diet, exercise and treatment therapy. The U.S. Centers for Disease Control and Prevention (CDC) estimates that eliminating three risk factors – poor diet, inactivity and smoking – would prevent:

•	80% of heart disease and stroke

•	80% of type 2 diabetes

•	40% of cancer

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Effective solutions addressing lifestyle factors have the ability to greatly impact an employer’s health trend in addition to reducing an individual’s health care costs and substantially improving quality of life.
Since the AHS acquisition, we have begun to leverage our enhanced value proposition across both Channel and Direct clients. Historically, our data indicates that we have been able to drive savings of $3.42 in reduced medical costs and $3.91 in reduced absenteeism costs for each dollar spent on our wellness program. Our ability to deliver value is resonating well with prospects across all of our target markets. Early results from our new value proposition and product offerings are promising with the following business closed in the first three quarters of 2015:

•	17 contracted Direct customers estimated at $1.9 million in annual revenue

•	3 Clinical Research Organization contracts estimated at $3.5 million over the life of the contract

•	16 contracted Channel partners estimated at $4.1 million in annual revenue

•	Numerous end customers through Channel Partners estimated at $3.0 million in annual revenue

The charts below show the estimated impact of new sales consummated in 2015.

For our Channel partners, we focus on quality and meticulously plan every step of the screening process to ensure we deliver an exceptional experience for both the sponsor client and participant. Our robust nationwide network of experienced Health Professionals allows us to screen participants in any zip code and for any group size.  We have also introduced our Wellness Support NowSM solution to deliver extended onsite health consultations,

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driving increased engagement in wellness programs at the point of screening, driving revenue and positive client outcomes for our Channel partners.
For our Direct clients, we capitalize on the same value proposition as with our Channel partners with the added benefit of a more seamless, fully integrated, end-to-end wellness solution. Our Direct customer base includes over 200 Direct clients representing more than 3,000 employers and 750,000 to 1,000,000 employee participants. Our Health Professional network of over 10,000 members provides us with the scalability to meet fluctuating demand and provide excellent service and value to our customers.
Underlying Infrastructure
Technology & Engagement Platform – Our technology and engagement platform is a highly flexible infrastructure that powers all of our screening and wellness products in one integrated platform. Our platform is highly scalable and can support substantial growth in our current membership base and allows us to flex and integrate quickly with the rapidly evolving healthcare space as we look to introduce innovative, technology-based solutions.
We leverage our technology platform for onsite biometric screenings to meticulously coordinate all events and supply shipments nationwide, including client-specific requirements, to ensure a consistent, quality experience at every event.  Health Professionals are empowered with our ScreeningProTM tablets that leverage mobile technology to securely replace paper data collection at biometric health screening events, providing faster service, more accurate, expedited results and a seamless and satisfying participant experience.  And because of our integrated technology, Health Professionals are also able to engage with the members to recommend participation in other health and wellness services, engaging them in the right program, at the right time.
For wellness solutions, our proprietary technology platform is flexible enough to allow us to easily customize client program design, incentives and wellness portal to meet their specific needs.  Our smart technology infrastructure allows our clients to:

•	Customize their program and incentive structure;

•	Measure results, personalize, educate and engage members with ease;

•	Integrate with the best wellness and medical devices; and

•	Deliver multi-modal communications for maximum effectiveness.
Our award-winning wellness portals combine plan and member data, gaming concepts, seminars and health challenges and deliver personalized messaging based on member demographics, health status and known preferences and interests.  All portal features and functions are accessible via smartphones and tablet devices for added convenience.
Our Wellness Portal also features a market-leading, flexible incentive platform that supports participation-based, outcome-based, or a hybrid of the two and can support a variety of incentive offerings, including premium discounts, HSA contributions and a Rewards Mall that allows members to redeem points/credits for their merchandise of choice.  The platform automatically tracks participation in activities and updates results nearly real-time and can connect with many popular devices and apps for added convenience.  Through the use of gamification, members earn a trophy for each incentive-related activity that is completed and can easily track personal activities and incentive status in real-time.
Lastly, our technology platform allows clients to pick and choose only those services that they want.  They can offer a comprehensive, fully integrated, end-to-end screening and wellness solution or they can plug and play some of those services with a vendor of their choice (health apps, fitness devices, etc.).  Our superior data integration capabilities allow us to import and export as well as integrate with third-party data with ease.
Network of Health Professionals - Most wellness programs start with an onsite screening or host a screening at some point during the program year.   The quality, professionalism, knowledge and reliability of the health

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professionals who perform the onsite screening are key in executing a successful event, building trust with each participant and the client, and motivating each individual to want to engage in their health and wellness.
Hooper Holmes engages a highly-trained, national network of more than 10,000 Health Professionals to provide onsite health screenings and support clinical research.  With decades of experience, we differentiate ourselves from the competition through:

•	Greater coverage (any zip code, any size group);

•	Tenured examiners (many have been with us for 3+ years);

•	End-to-end training programs (data collection, expectations and client-specific requirements);

•	Robust processes and tracking metrics to ensure Health Professionals show up and on time (average 98% on time arrival rate for 2015); and

•	Participant satisfaction of 99+% (10+ percentage points higher than industry norm).
Given our deep relationships with our Health Professionals and our extensive training program, we are able to identify and leverage a select team of Health Professionals to whom we provide additional training to educate and engage employees during a screening.
Analytics Tools - Information is critical for personal and corporate wellness decisions.  Our solutions are powered by a class-leading, web-based business intelligence informatics dashboard with robust navigational filters that pinpoint population health risks, measure engagement rates, and help guide recommendations for continued impact and improvement.  The dashboard dynamically displays data with the capability to drill down, and provide meaningful and precise analytic insight.  This also facilitates real-time access to client data and the ability to make data-driven decisions and recommendations.
Combined with the expertise of our consultative account team, these dynamic reports become a powerful tool in an employers’ wellness program, helping our teams review participation and outcomes trends down to a specific population or site and applying our engagement tools and best practices to drive maximum participation and impact.
Our analytics tools are also a powerful back-end functionality to drive a personalized experience for our members and help us engage them during their ‘moments of insight’ as well as gain visibility to engagement levels by individual. As we capture additional data and insight on employees through a screening, a health assessment, fitness devices, or insight from a coach, we are able to leverage our analytics tools to alter our messaging, communication channels and activities.
The integration of these three aspects our business, technology platform, Health Professionals, and Analytics tools allows us to transform the wellness experience and drive employee health and engagement.
Market Opportunity
The United States spends more on healthcare than any other country, with more than 80% of healthcare costs due to chronic conditions. With a national focus on healthcare cost management and the risk of reduced productivity in the workplace from health issues, employers of all sizes have started to adopt health and wellness programs at an increasing rate. The Affordable Care Act is also driving higher use of incentives and adding focus on wellness across employer groups.
Over the past two years, we have taken actions to position ourselves to be a top player in the health and wellness market, expanding our addressable market from $3.3 billion to over $7.0 billion. Now, as one of the only end-to-end, fully integrated screening and wellness service providers in the U.S., we are well-positioned to increase revenues given our unique set of assets, including our proprietary health and wellness technology and engagement platform and our national network of experienced Health Professionals.
Growth Opportunities

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Expanded Opportunities to New and Existing Clients
With the acquisition of AHS, we now have an opportunity to cross-sell screening services to the existing AHS customers. To date, we have capitalized on the opportunity to expand biometric screening solutions to Accountable Health’s more than 125 clients with a 70% conversion rate since July 1st. Going forward, all biometric screenings will be performed in-house. We are also leveraging our existing broker relationships within the Direct market space to become a preferred screening partner, expanding our opportunity to clients that may not be a strong fit for our Wellness solutions but may be a screening opportunity.
In addition, our screening opportunities have expanded with over 200 direct clients representing more than 3,000 employers and 750,000 to 1,000,000 employee participants, provides the scale, expanded operations, additional data and an end-to-end solution that allows us to effectively compete up-market opening up additional wellness prospects.
As we move into 2016, we will also have the opportunity to cross-sell targeted wellness solutions into our Channel partners as they currently outsource additional elements of their program beyond the onsite screenings. While we believe this opportunity may be less attractive to our larger channel partners, initial discussions with our small and mid-sized partners have been positive.
Increase existing member engagement
Our current engagement rate across our wellness customers is at approximately 30% of qualified members. By transforming the wellness experience and leveraging our Health Professionals to engage members during the ‘moment of insight’, we anticipate we can increase engagement levels and reduce operating costs, creating new revenue opportunities without the costs of a substantial sales effort.
Driving higher participation in screenings directly impacts engagement in other programs as well. As we have a larger pool of individuals where we have gathered biometric data, we can identify a larger number of participants eligible for health coaching and other revenue-generating programs.
Expansion to Adjacent Markets and Solutions
Given our additional capabilities and our diversified revenue base across three markets – Direct business, Channel partners, Clinical Research Organizations (CROs) – we have identified additional areas to leverage our assets to further expand into targeted adjacent markets with substantial opportunity and a favorable competitive landscape.
Leaders within the wellness market win on technology, engagement and outcomes. The combination of the Hooper Holmes infrastructure, screening capabilities and national network of experienced Health Professionals with Accountable Health’s scalable technology and engagement platform, health coaches and analytics tool positions us strongly to quickly become a leader in a growing health and wellness market.

Corporate Information
Our principal executive office is located at 560 N. Rogers Road, Olathe, KS 66062. Our telephone number is (913) 764-1045. Information on Hooper Holmes is available on our internet website www.hooperholmes.com. The information contained on our websites or that can be accessed through our websites does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.
Our common stock trades on the NYSE MKT under the ticker symbol “HH.”

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The Rights Offering
The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the offering. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered
We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Central time, on _________, 2015, the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of those shares. Each subscription right will entitle its holder to purchase ________ of a share of our common stock. The shares of common stock will be represented by a certificate. If all of the subscription rights are exercised in full by our stockholders, we expect the gross proceeds from the rights offering will be $4,000,000.

Basic Subscription Right
The basic subscription right will entitle you to purchase _________ of a share of common stock at a subscription price of $0.__ per whole share. Fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

Over-subscription Privilege
If you purchase all of the shares of common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of common stock that are not purchased by our stockholders through the exercise of their basic subscription rights.

Subscription Price	$0.__ per share, payable in cash. To be effective, any payment related to the exercise of a subscription right must clear before the rights offering expires.

Record Date	5:00 p.m., Central time, on ___________, 2015.

Expiration of the Rights Offering	5:00 p.m., Central time, on ____________, 2016, unless we extend the rights offering period.

Use of Proceeds
We intend to use the proceeds of the rights offering for additional working capital that will enable us to expand our sales capabilities to drive growth, provide capital to repay a portion of existing debt, and provide liquidity cushion. See “Use of Proceeds.”

Transferability of Rights	Your subscription rights will be non-transferable.

No Revocation
All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of common stock at a subscription price of $0.__ per share.

Material U.S. Federal Income Tax Consequences
For U.S. federal income tax purposes, you will not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances. See “Material U.S. Federal Income Tax Consequences.”

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Extension and Cancellation
Although we do not presently intend to do so, we have the option to extend the rights offering period. The Company may for any reason cancel the rights offering at any time before the expiration date. If we cancel the rights offering, the subscription agent will return all subscription payments, without interest or penalty, as soon as practicable.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

• If you are a registered holder of our common stock, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Central time, on ___________, 2016. You may deliver the documents and payments by hand delivery, first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

• If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Central time, on ____________, 2016.

Reason for Rights Offering Structure
We believe raising capital through this rights offering as compared to other methods, such as an underwritten public offering of our common stock, has the advantage of providing our stockholders the opportunity to participate in this transaction on a pro rata basis and, if all stockholders exercise their rights, avoid dilution of their ownership interest in the Company.

Indications from Certain Stockholders
All of our directors, executive officers, and certain related parties to our directors and executive officers, who collectively beneficially owned approximately 6.5% of our outstanding shares of common stock as of the record date, have indicated that they intend to exercise all of the rights issued to them under the pro rata basic subscription right and, pursuant to the over-subscription privilege (if applicable), to subscribe for additional shares up to an additional 100% share of their pro rata subscription right. This indication is not binding, and our directors, executive officers, and their related parties are not legally obligated to exercise their rights.
Cannell which beneficially owned approximately 13.3% of our outstanding shares of common stock as of the record date, has indicated that it intends to exercise all of the rights issued to it under the pro rata basic subscription right. However, such indication is not binding, and Cannell is not legally obligated to do so. Assuming no other holders exercise their rights in this offering, and that Cannell exercises its basic privileges in full as indicated, after giving effect to this offering, Cannell would own approximately __% of our outstanding common stock. The purchase of any shares by Cannell upon its participation in the rights offering would be effected in a transaction exempt from the registration requirements of the Securities Act and, accordingly, would not be registered pursuant to the registration statement of which this prospectus forms a part.

Subscription Agent	Broadridge Financial Solutions, Inc.

Information Agent	SM Berger & Company.

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Shares Outstanding Before the Rights Offering	77,958,270 shares of our common stock were outstanding as of the record date.

Shares Outstanding After Completion of the Rights Offering
We expect approximately _______________ shares of our common stock will be outstanding immediately after completion of the rights offering, assuming that all of the rights, including those issued to SWK if it exercises the SWK Participation Right, are exercised.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.

Stock Exchange	Our shares of common stock are currently listed for trading on the NYSE MKT under the ticker symbol “HH.”

No Board Recommendation Regarding Exercise of Subscription Rights
Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering.

Risk Factors
Before you exercise your subscription rights to purchase our shares of common stock, you should carefully consider risks described in the section entitled “Risk Factors,” beginning on page I-20 of this prospectus.

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RISK FACTORS
An investment in our securities involves a high degree of risk. In evaluating an investment in our securities, you should consider carefully the risks described below, which discuss the most significant factors that affect an investment in our securities, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in Part 1, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2014 and the risks we have highlighted in other sections of this prospectus. Certain risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 have been updated as set forth below. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. The risks discussed below include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Updated Risk Factors from Form 10-K for the Year Ended December 31, 2014

We incurred additional indebtedness in connection with our acquisition of Accountable Health Solutions, Inc. ("AHS"), and such increased indebtedness could adversely affect our business, cash flows and results of operations and did result in additional dilution to our stockholders.

We entered into and consummated the Credit Agreement and used the proceeds of the $5.0 million Term Loan to partially fund the purchase of AHS and pay certain fees and expenses related to the Acquisition.  As a result, we have indebtedness that is substantially greater than our indebtedness prior to the Acquisition of AHS.  This higher level of indebtedness may:

•
require us to dedicate a greater percentage of our cash flow from operations to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, pursue other investments, and use for general corporate purposes;

•
increase our vulnerability to adverse economic and industry conditions, including increases in interest rates on our borrowings that bear interest at variable rates or when such indebtedness is being refinanced;

•	limit our ability to obtain additional financing; and

•
limit our flexibility in planning for, or reacting to, changes in or challenges related to our business and industry, creating competitive disadvantages compared to other competitors with lower debt levels and borrowing costs.

We cannot assure you that cash flows from operations, combined with any additional borrowings available to us and funds obtained from this offering, will be sufficient to enable us to repay our indebtedness, or to fund our other liquidity needs.  The Credit Agreement, along with our 2013 Loan and Security Agreement, contain numerous covenants, including financial covenants.  As of September 30, 2015, the Company had not met the minimum required EBITDA amount of negative $3.0 million and has obtained a Waiver and Fifth Amendment related to the EBITDA measurement period ended September 30, 2015. The Fifth Amendment requires the Company to raise an aggregate amount in additional equity of not less than $4.0 million of which not less than $1.5 million shall be received on or before February 28, 2016, and the balance shall be received on or before June 30, 2016, which is outside the Company’s control.

The Company is also working with Ares to modify the financial covenants of the 2013 Loan and Security Agreement in an effort to be more in-line with the Company's operations and strategy going forward, including consideration of the EBITDA measurement period for the twelve month period ending December 31, 2015. In September 2015, the Company revised its 2015 and 2016 forecast in response to its not meeting the EBITDA covenant for the twelve months ended September 30, 2015. Under the revised forecast, the Company currently expects to report lower EBITDA than is required in our 2013 Loan and Security Agreement and does not expect to comply with the EBITDA covenant for the twelve months ending December 31, 2015. If the Company is not able to successfully execute favorable amendments to the existing credit facility, the Company could be considered in default, which would then enable applicable lenders to accelerate the repayment of all amounts outstanding and exercise remedies with respect to collateral, which would have a material adverse impact on the Company’s business. Additionally, the Company continues to have limitations on the maximum amount of capital expenditures for each fiscal year.

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In addition, if we do not repay all outstanding amounts under our 2013 Loan and Security Agreement and terminate that agreement on or before February 28, 2016, we are required to issue SWK Funding LLC an additional warrant for our common stock valued at $1.25 million with an exercise price of one cent over the closing price of our common stock on February 28, 2016.  The issuance of such additional warrant would cause additional dilution to our stockholders and may adversely impact our stock price.

We may be unable to successfully integrate AHS into our operations, which could adversely affect our business, financial condition and results of operations.

        On April 17, 2015, we completed the Acquisition of AHS.  The integration process is subject to a number of uncertainties and no assurance can be given that the anticipated benefits of any acquisition will be realized, or if realized, the timing of realization.  The cost of integrating acquired businesses, or our failure to integrate them successfully into our existing businesses, could result in the incurrence of unanticipated expenses and losses.  Some risks associated with integrating acquired businesses include:

•	diversion of management attention from operations;

•	ability to retain the clients of the acquired business;

•	the lingering effects of poor client relations or service performance by the acquired business, which also may taint our existing businesses;

•	the inability to retain the desirable management, key personnel and other employees of the acquired business;

•	ability to fully realize the desired synergies, efficiencies and economies of scale;

•	ability to establish, implement or police the acquired business's adherence to our existing standards, controls, procedures and policies;

•	exposure to client, employee and other legal claims for activities of the acquired business prior to acquisition;

•	difficulty in managing geographically separated organizations, systems and facilities;

•	accounting, regulatory or compliance issues that could arise, including internal control over financial reporting; and

•	unforeseen obstacles and costs in the integration process.

        In addition, any acquired business could perform significantly worse than expected.  Any difficulties encountered in integrating AHS could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to the Rights Offering
The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.
The per share subscription price is not intended to bear any relationship to our market value, book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices above or below the subscription price.
If you do not exercise your subscription rights, your percentage ownership in Hooper Holmes will be diluted.
Assuming we sell the full amount of shares of common stock issuable in connection with the rights offering, including those issued to SWK if it exercises the SWK Participation Right, we will issue approximately ___________ shares of our common stock. If you choose not to exercise your basic subscription rights, your relative ownership interest in our common stock will be diluted.
Because we do not have any formal commitments from any of our stockholders to participate in this rights offering, and have not entered into a backstop agreement with any person concerning this rights offering, the net proceeds we

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receive from this rights offering may be lower than currently anticipated and the gross proceeds may be less than $4.0 million.
We do not have any binding commitments from any of our stockholders to participate in this rights offering and we cannot assure you that any of our stockholders will exercise all or any part of their basic subscription rights or their over-subscription privilege. If our stockholders subscribe for fewer shares of our common stock than anticipated, the gross proceeds may be less than $4.0 million.
We are not entering into any backstop agreement or similar agreement with respect to the purchase of any shares of our common stock subscribed for through the basic subscription privilege or the over-subscription privilege. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering, and there is no minimum purchase requirement as a condition to our accepting subscriptions.
We may cancel the rights offering at any time, and in such case neither we nor the subscription agent will have any obligation to you except to return your exercise payments.
We may, in our sole discretion, cancel the rights offering before it expires. If we cancel the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest, as soon as practicable.
If you do not act timely and follow the subscription instructions, your exercise of subscription rights will be rejected.
If you desire to purchase shares of common stock in the rights offering, you must act timely to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Central time, on __________, 2016, unless we extend the rights offering period. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the rights offering expires. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the rights offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights, and the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.
Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.
The sale of substantial amounts of our common stock could adversely affect the price of these securities. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including up to ____________ shares of our common stock to be issued in this rights offering, could cause the market price of our common stock to remain low for a substantial amount of time. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were proposed to be sold within a short period of time, the market for our shares would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.
The subscription rights are not transferable, and there is no market for the subscription rights.
You may not sell, give away, or otherwise transfer your subscription rights. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

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You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.
Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our common stock.
You will not be able to sell the shares of common stock you buy in the rights offering until you receive your stock certificates or your account is credited with the common stock.
If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after _______________, 2016, or such later date as to which the rights offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will instead be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering will be listed for trading on the NYSE MKT. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.
There is no minimum purchase requirement as a condition to our accepting subscriptions in the rights offering, which means that if you exercise your rights, you may acquire additional shares of common stock in us when we would continue to benefit from additional capital.
We have the right to close the rights offering and accept subscriptions, at our option, without reaching any minimum amount of proceeds. Therefore, if you exercise the basic subscription right or the over-subscription privilege, but we do not sell the entire amount of securities being offered in this rights offering and the rights offering is not fully subscribed, you may be investing in a company that would continue to benefit from additional capital. We can give no assurance, in that circumstance, that we would be able to raise additional capital and, if we were successful in raising additional capital, you would likely face dilution as a result.
If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.
Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration of the rights offering period, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration of the rights offering period, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by wire transfer of immediately available funds.
Risks Related to the Common Stock
Only a limited market exists for our common stock which could lead to price volatility.
The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock. For example, for the period of January 1, 2015 through September 30, 2015, our stock traded as high as $0.59 per share and as low as $0.11 per share. Our stock price may increase or decrease in response to a number of events and factors, including:

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•	the announcement or completion of this rights offering;

•	future announcements concerning us, key customers or competitors;

•	quarterly variations in operating results and liquidity;

•	changes in financial estimates and recommendations by securities analysts;

•	developments with respect to technology or litigation;

•	changes in applicable laws and regulations;

•	the operating and stock price performance of other companies that investors may deem comparable to our company;

•	acquisitions and financings;

•	sales and purchases of our stock by insiders; and

•	inability to meet debt covenants and potential default.
Concentrated ownership of our common stock creates a risk of sudden change in our share price.
Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large stockholders of a significant portion of that stockholder’s holdings could have a material adverse effect on the market price of our common stock. As of the record date, __________ beneficially owned approximately __% of our common stock.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.
We are not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares, as well as any common shares that may be issued pursuant to our stockholder rights plan. The market price of our common shares could decline as a result of sales of our common shares made after this offering or the perception that such sales could occur.
Our right to use our net operating loss carryforwards could be significantly limited if the rights offering were to result in a 50% ownership change under relevant IRS rules.
As of September 30, 2015, we had a net operating loss (“NOL”) carryforward of approximately $158.5 million. By applying NOL carryforwards against net income we earn in future years, we can reduce our taxable income in those years. As a result of the rights offering, our right to apply our NOL carryforwards against future income may become subject to annual limitations under the ownership change regulations provided under the Internal Revenue Code (the “Code”). Under § 382 of the Code, when a corporation with an NOL carryforward has a cumulative stock ownership change of greater than 50% over a three-year period, the corporation’s annual usage of NOL carryforwards existing on the date of the ownership change is limited to the value of the corporation multiplied by the long-term tax-exempt rate (currently 2.82%). If we were to experience such an ownership change as a result of the rights offering, we could face such low annual limits on the use of our NOL carryforwards that we would not be able to use the amount of NOL carryforwards we currently have before they expire. Under the circumstances of this rights offering, the requisite greater than 50% change could occur if certain 5% shareholders exercise a substantial portion of the rights exercised in the offering.

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USE OF PROCEEDS
Assuming all subscription rights are exercised in this rights offering, we estimate that the net proceeds to us from the sale of the shares of common stock offered in the rights offering, after deducting estimated offering expenses, will be approximately $3.75 million. We intend to use the proceeds of the rights offering for additional working capital that will enable us to grow our sales capabilities to drive growth, provide capital to repay a portion of existing debt, and provide liquidity cushion.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Market Information

Our common stock is traded on the NYSE MKT stock exchange under the symbol “HH.”

Common Stock Price Range

The following table shows, for the periods indicated, the high and low sales prices per share of our common stock based on published financial sources (dollars):

	2015		2014		2013
Quarter	High	Low	High	Low	High	Low
First	$0.59	$0.46	$0.70	$0.50	$0.54	$0.40
Second	$0.50	$0.19	$0.75	$0.58	$0.45	$0.36
Third	$0.22	$0.11	$0.80	$0.56	$0.48	$0.32
Fourth	N/A		$0.63	$0.49	$0.72	$0.45

Holders

According to the records of our transfer agent, American Stock Transfer and Trust Company, as of September 30, 2015 there were 910 holders of record of our common stock.

Dividends

No dividends were paid in 2015, 2014, or 2013.

We are precluded from declaring or making any dividend payments or other distributions of assets with respect to any class of our equity securities under the terms of our 2013 Loan and Security Agreement with ACF FinCo I LP, the assignee of Keltic Financial Partners II, LP, which was effective as of February 28, 2013.

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CAPITALIZATION
The following table shows our capitalization at September 30, 2015, our pro forma capitalization at September 30, 2015 after giving effect to the sale of all shares of common stock offered in the rights offering at an offering price of $0.__ per whole share and the receipt of net proceeds of $3.75 million from the rights offering after deducting the offering expenses. You should read this table in conjunction with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus.

As of September 30, 2015 (Unaudited)
(In thousands)
	Actual	Pro Forma Including Rights Offering
Debt:
Total current liabilities
Long-term debt, net of discount
Other long-term liabilities
Total debt

Common stock, $0.04 par value: 240,000,000 shares authorized; 77,467,665 issued and outstanding shares, actual at September 30, 2015; ____________ issued and outstanding shares, as adjusted

Accumulated deficit

Total stockholders’ equity

THE RIGHTS OFFERING
The Subscription Rights
We are distributing to the record holders of our common stock as of _____________, 2015, non-transferable subscription rights to purchase shares of common stock at a price of $0.__ per share. Each holder of record of our common stock will receive one subscription right for every share of our common stock owned by that holder as of 5:00 p.m., Central time, on ___________, 2015. Each subscription right will entitle the holder to purchase __________ of a share of our common stock. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately ____________ shares for an aggregate purchase price of $4,000,000.
We may cancel the rights offering at any time for any reason before the rights offering expires. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.
Basic Subscription Right. With your basic subscription right, you may purchase _________ of a share of common stock per subscription right, subject to delivery of the required documents and payment of the subscription price of $0.__ per whole share, before the rights offering expires. You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any of your subscription rights. If you do not exercise your

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basic subscription rights in full, you will not be entitled to purchase any shares under your over-subscription privilege.
Fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.
For example, if you owned 1,000 shares of our common stock on the record date, you would have received 1,000 subscription rights and would have the right to purchase ___ shares of common stock (____________ rounded down to the nearest whole share) for $0.__ per whole share.
We will deliver certificates representing shares or credit your account at your record holder with shares of our common stock that you purchased with the basic subscription rights as soon as practicable after the rights offering has expired.
Over-subscription Privilege. If you purchase all of the shares of common stock available to you pursuant to your basic subscription right, you may also choose to purchase a portion of any shares of common stock that other stockholders do not purchase by exercising their basic subscription rights. If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares of common stock available, however, we will allocate the available shares pro rata among the stockholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those stockholders owned on the record date, relative to the number of shares owned on the record date by all stockholders exercising the over-subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder over-subscribed, and the remaining shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated.
To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares of common stock before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., for the maximum number of shares available to you, assuming you exercise all of your basic subscription right and are allotted the full amount of your over-subscription without reduction).
We can provide no assurances that you will actually be entitled to purchase the number of shares of common stock issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of subscription rights pursuant to the basic subscription rights.
To the extent the aggregate subscription price of the actual number of unsubscribed shares of common stock available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.
To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

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Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share.
We will deliver certificates representing shares or credit the account of your record holder with shares of our common stock that you purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.
Reasons for the Rights Offering
We are undertaking this rights offering to provide our Company with additional working capital as we continue our repositioning as a health and wellness company. Over the last two and a half years, we have repositioned ourselves away from the life insurance sector, restructured our operating model, reduced our cost structure, and focused our efforts on our growing health and wellness division. As part of this repositioning, we acquired Accountable Health Solutions in the second quarter of 2015 to add new product offerings and increase our screening volumes. This acquisition strategically positions the Company to provide a complete suite of health and wellness offerings: 1) biometric screenings, 2) coaching and education services, 3) wellness portal and engagement services, and 4) data analytics and reporting.
The additional working capital to be raised will enable us to expand our sales capabilities to drive growth, provide capital to repay a portion of existing debt, and provide the Company liquidity cushion. We believe by undertaking a rights offering, we provide our shareholders the opportunity to help us grow the Company and to share in this growth.
Conditions, Withdrawal and Cancellation
There are no conditions to our closing the rights offering. We reserve the right to withdraw and cancel the rights offering at any time for any reason, including if our board of directors decides to do so in its sole discretion. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation.
Effect of Rights Offering on Existing Stockholders
The ownership interests and voting interests of the existing stockholders who do not exercise their basic subscription rights will be diluted. See “Questions and Answers Related to the Rights Offering.”
Method of Exercising Subscription Rights
The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:
Subscription by Registered Holders. If you hold a Hooper Holmes stock certificate, the number of shares of common stock you may purchase pursuant to your basic subscription right is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “— Subscription Agent and Information Agent,” to be received before 5:00 p.m., Central time, on _________, 2016.
Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, you will not receive a rights certificate. Instead, the DTC will issue one subscription right to the nominee record holder for every share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of common stock in the rights offering.
Payment Method

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Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock that you wish to acquire in the rights offering. Your payment must be delivered in one of the following ways:

•	uncertified personal check payable to “Broadridge Financial Solutions, Inc.”; or

•	wire transfer of immediately available funds to accounts maintained by the subscription agent.
The subscription agent cannot accept certified checks or bank drafts. Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified personal check deposited by the subscription agent; or

•	receipt by the subscription agent of any wire transfer of immediately available funds.
If you elect to exercise your subscription rights, you should ensure that the subscription agent receives your funds before the rights offering expires. Any uncertified personal check used to pay for shares of common stock must clear the appropriate financial institutions before 5:00 p.m., Central time, on __________, 2016, when the rights offering will expire. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date.
You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.
The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.
Medallion Guarantee May Be Required
Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.
Missing or Incomplete Subscription Information
If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Central time, on ___________, 2016, expiration date that we have established for the rights offering. If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

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Expiration Date and Cancellation Rights
The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Central time, on ______________, 2016, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Central time, on the next business day after the most recently announced expiration date of the rights offering.
If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., Central time, ___________, 2016, expiration date that we have established for the rights offering.
Determination of Subscription Price
In evaluating the subscription price, the board considered, among other things, (i) the current and historical trading prices of our common stock, (ii) the price at which stockholders might be willing to participate in the rights offering, (iii) the likely cost of capital from other sources and our ability to access such capital, and (iv) comparable precedent transactions. After several meetings of the board of directors at which various strategic alternatives, including the rights offering, were discussed, the board approved the subscription price and the other terms of the rights offering.
The $0.__ subscription price is not intended to bear any relationship to the market value of our common stock, book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.
Subscription Agent and Information Agent
The subscription agent for this offering is Broadridge. The address to which rights certificates and payments, other than wire transfers, should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent. Do not send or deliver these materials to Hooper Holmes.

By mail:	By hand or overnight courier:

Broadridge Financial Solutions, Inc. Attn: Jay Garcia 51 Mercedes Way Edgewood, NY 11717	Broadridge Financial Solutions, Inc. Attn: Jay Garcia 51 Mercedes Way Edgewood, NY 11717

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.
You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent, SM Berger & Company, by calling (216) 464-6400.

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Fees and Expenses
We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. We will pay all reasonable fees charged by Broadridge as the subscription agent and SM Berger & Company as the information agent.
No Fractional Shares
All shares of common stock will be sold at a purchase price of $0.__ per whole share. We will not issue fractional shares. Fractional shares resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
Notice to Nominees
If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Central time, ___________, 2016, expiration date.
Transferability of Subscription Rights
The subscription rights are non-transferable.
Validity of Subscriptions
We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions.

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A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.
Escrow Arrangements; Return of Funds
The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled. If the rights offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.
Stockholder Rights
You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.
No Revocation or Change
Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.
No Recommendation to Rights Holders
Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase shares of common stock at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.
Listing
The subscription rights are non-transferable and will not be listed for trading on the NYSE MKT or any other stock exchange or market. Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the NYSE MKT under the symbol “HH.”
Shares of Our Common Stock Outstanding After the Rights Offering
As of the record date, 77,958,270 shares of our common stock were issued and outstanding. We expect approximately _______________ shares of our common stock will be outstanding immediately after completion of the rights offering, assuming that all of the rights, including those issued to SWK if it exercises the SWK Participation Right, are exercised. This assumes that, during the rights offering, we issue no other shares of our common stock and that no options or warrants for our common stock are exercised.
Potentially Dilutive Effect of the Rights Offering
All of our directors, executive officers, and certain related parties to our directors and executive officers, who collectively beneficially owned approximately 6.5% of our outstanding shares of common stock as of the record date, have indicated that they intend to exercise all of the rights issued to them under the pro rata basic subscription

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right and, pursuant to the over-subscription privilege (if applicable), to subscribe for additional shares up to an additional 100% share of their pro rata subscription right. This indication is not binding, and our directors, executive officers, and their related parties are not legally obligated to exercise their rights. Assuming no other holders exercise their rights in this offering, and that our directors, executive officers, and their related parties exercise their basic [and over-subscription] privileges in full as indicated, after giving effect to this offering, such persons would own approximately ___% of our outstanding common stock.
Cannell, which beneficially owned approximately 13.3% of our outstanding shares of common stock as of the record date, has indicated that it intends to exercise all of the rights issued to it under the pro rata basic subscription right. However, such indication is not binding, and Cannell is not legally obligated to do so. The purchase of any shares by Cannell upon its participation in the rights offering would be effected in a transaction exempt from the registration requirements of the Securities Act and, accordingly, would not be registered pursuant to the registration statement of which this prospectus forms a part. Any pro rata shares purchased by Cannell upon the exercise of its basic subscription right will be included when determining the number of shares purchased in the basic subscription right of the rights offering. Assuming no other holders exercise their rights in this offering, and that Cannell exercises its basic privileges in full as indicated, after giving effect to this offering, Cannell would own approximately ___% of our outstanding common stock. Except as a result of any increase in its ownership of common stock, Cannell will not obtain any additional governance or control rights as a result of the rights offering.
Your interests as a holder of common stock may differ from the interests of Cannell and our directors, executive officers, and their related persons.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following summary describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights or, if applicable, the over-subscription privilege, acquired through the rights offering and owning and disposing of the shares of common stock received upon exercise of the subscription rights and, insofar as they relate to matters of U.S. federal income tax law and regulations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, partnerships or other pass-through entities, banks and other financial institutions, tax-exempt entities, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders in securities that have elected to use the mark-to-market method of accounting, persons holding subscription rights or shares of common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code.
This summary applies to you only if you are a U.S. holder (as defined below) and receive your subscription rights in the rights offering, and you hold your subscription rights or shares of common stock issued to you upon exercise of the subscription rights or, if applicable, the over-subscription privilege, as capital assets for tax purposes. This summary does not apply to you if you are not a U.S. holder or you are a dealer in securities.
We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.

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You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

•	An individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•
A corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
A trust (a) if a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.
ACCORDINGLY, EACH RECIPIENT OF RIGHTS IN THE RIGHTS OFFERING SHOULD CONSULT THE RECIPIENT’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT’S PARTICULAR CIRCUMSTANCES.
Taxation of Subscription Rights
Receipt of Subscription Rights
Your receipt of subscription rights pursuant to the rights offering will not be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Under Section 305 of the Code, a stockholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common stockholder who receives a right to acquire shares of common stock generally will be treated as having received a taxable dividend if such stockholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other stockholder receives a distribution of cash or other property. A common stockholder who receives a right to acquire shares of common stock will be treated as having received a taxable dividend if the distribution is treated as part of a “disproportionate distribution.” A disproportionate distribution of stock or stock rights occurs when a distribution (or series of distributions) from a corporation results in (a) an increase in the stockholder’s proportionate interest in the earnings and profits or assets of the corporation and (b) the receipt by other stockholders of cash or other property. For purposes of the above, “stockholder” includes holders of warrants, options and convertible securities. We do not believe, however, that a disproportionate distribution will occur and, therefore, the receipt of subscription rights will not be taxable to a stockholder.
Tax Basis in the Subscription Rights
If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

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However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price thereof.
Exercise of Subscription Rights
You will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.
Expiration of Subscription Rights
If you allow subscription rights received in the rights offering to expire, you will not recognize any gain or loss for U.S. federal income tax purposes, and you will re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to the existing shares of common stock.
Taxation of Shares of Common Stock Acquired upon Exercise of Subscription Rights
Distributions
Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain (assuming the shares are capital assets in your hands).
Dispositions
If you sell or otherwise dispose of the shares of common stock acquired upon exercise of the subscription rights, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.
Recent Legislation Relating to Foreign Accounts
Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends paid after December 31, 2013 on, or gross proceeds paid after December 31, 2014 from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. U.S. holders should consult their tax advisors regarding this legislation.

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Information Reporting and Backup Withholding
Payments made to you of proceeds from the sale of the shares of common stock acquired upon exercise of the subscription rights may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Information on Net Operating Loss Carryforwards
As of September 30, 2015, we had a net operating loss (“NOL”) carryforward of approximately $158.5 million. By applying NOL carryforwards against net income we earn in future years, we can reduce our taxable income in those years. As a result of the rights offering, our right to apply our NOL carryforwards against future income may become subject to annual limitations under the ownership change regulations provided under the Internal Revenue Code (the “Code”). Under § 382 of the Code, when a corporation with an NOL carryforward has a cumulative stock ownership change of greater than 50% over a three-year period, the corporation’s annual usage of NOL carryforwards existing on the date of the ownership change is limited to the value of the corporation multiplied by the long-term tax-exempt rate (currently 2.82%). If we were to experience such an ownership change as a result of the rights offering, we could face such low annual limits on the use of our NOL carryforwards that we would not be able to use the amount of NOL carryforwards we currently have before they expire. Under the circumstances of this rights offering, the requisite greater than 50% change could occur if certain 5% shareholders exercise a substantial portion of the rights exercised in the offering.

PLAN OF DISTRIBUTION
As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m. Central time on _____________, 2015. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent at the following address:

By mail:	By hand or overnight courier:

Broadridge Financial Solutions, Inc. Attn: Jay Garcia 51 Mercedes Way Edgewood, NY 11717	Broadridge Financial Solutions, Inc. Attn: Jay Garcia 51 Mercedes Way Edgewood, NY 11717

See “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instruction for Use of Hooper Holmes Subscription Rights Certificates, you should contact our information agent, SM Berger & Company, by calling (216) 464-6400 toll-free.

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We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering. Other than as described herein, we are not aware of any existing agreements between any stockholder, broker, dealer, underwriter or agreement relating to the sale or distribution of the stock underlying the rights.

EXPERTS
The consolidated financial statements and schedule of Hooper Holmes, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2014 consolidated financial statements refers to the change in method of accounting for discontinued operations due to the adoption of ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

LEGAL MATTERS
Certain legal matters with respect to the securities offered in this prospectus and the material U.S. federal income tax consequences of the rights offering have been passed upon for us by Spencer Fane LLP, Kansas City, Missouri.

INCORPORATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC, which allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, filed separately with the SEC, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 31, 2015;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, as filed with the SEC on May 14, 2015 and August 14, 2015;

•
Current Reports on Form 8-K, as filed with the SEC on April 21, 2015, May 14, 2015, May 21, 2015, June 16, 2015, August 13, 2015, August 14, 2015, September 3, 2015, September 11, 2015, and November 2, 2015;

•	Proxy Statement on Schedule 14A, as filed with the SEC on April 28, 2015; and

•
The description of the Registrant's Common Stock contained or incorporated in its Registration Statement on Form S-3 (Registration No. 333-94729), initially filed by the Registrant with the Commission on January 14, 2000, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus

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contained in the registration statement, but not delivered with the prospectus. You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Hooper Holmes, Inc.
560 N. Rogers Road
Olathe, KS 66062
(913) 764-1045
We have filed with the SEC a registration statement under the Securities Act with respect to the subscription rights and underlying shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F. Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Hooper Holmes. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.
In addition, we make available, without charge, through our website, www.hooperholmes.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

UP TO ____________ SHARES
OF COMMON STOCK ISSUABLE UPON THE EXERCISE
OF SUBSCRIPTION RIGHTS AT $0.__ PER SHARE
PRELIMINARY PROSPECTUS NOVEMBER 12, 2015

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.

SEC registration fee	$
*Accounting fees and expenses
*Legal fees and expenses
*Printing and engraving expenses
*Subscription agent, information agent and registrar fees and expenses
*Miscellaneous
*Total	$

*	Estimated pursuant to Item 511 of Regulation S-K.

Item 14. Indemnification of Directors and Officers.
Indemnification Under the New York General Corporation Law

Pursuant to Section 5.1 of the Registrant's Restated By-Laws, the Registrant agrees to indemnify any person who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, including an action by or in the right of the Registrant to procure a judgment in its favor and an action by or in the right of any other entity, which any director or officer of the Registrant is serving, has served or has agreed to serve in any capacity at the request of the Registrant, by reason of the fact that such person (or such person's testator or intestate) is or was or has agreed to become a director or officer of the Registrant or is or was serving or has agreed to serve such other entity in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorneys' fees, incurred in connection with such action or proceeding or any appeal therein, in each case to the fullest extent permissible under Sections 721-726 of the Business Corporation Law of the State of New York (the “BCL”). Notwithstanding the foregoing, the Registrant shall not indemnify any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Reference is made to Sections 721-726 of the BCL, which are summarized below.

Section 721 of the BCL provides, among other things, that indemnification pursuant to the BCL will not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the BCL provides, among other things, that a corporation may indemnify a person made, or threatened to be made, a party to any civil or criminal action or proceeding, other than an action by or in the right of the corporation to procure judgment in its favor but including an action by or in the right of any other corporation or entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he or his testator or intestate was a director or officer of the corporation or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in

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good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to actions by or in the right of the corporation to procure judgment in its favor, Section 722(c) of the BCL provides that a person who is or was a director or officer of the corporation or who is or was serving at the request of the corporation as a director or officer of any other corporation or entity may be indemnified against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such an action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

Section 723 of the BCL specifies, among other things, the manner in which the corporation may authorize payment of such indemnification. It provides that a director or officer who has been successful, whether on the merits or otherwise, in defending an action or proceeding of the character described in Section 722 of the BCL, shall be entitled to indemnification by the corporation. Except as provided in the preceding sentence, indemnification may be made by the corporation only if authorized in the specific case by one of the corporate actions set forth in Section 723 (unless ordered by a court under Section 724 of the BCL).

Section 724 of the BCL provides, among other things, that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723(a) of the BCL.

Section 725 of the BCL contains, among other things, certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.

Section 726 of the BCL authorizes the purchase and maintenance of insurance to indemnify (i) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (ii) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (iii) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

In addition, Section 402(b) of the BCL provides that a corporation may include a provision in its certificate of incorporation limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving intentional misconduct, bad faith, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Article Eleventh of the Registrant's Amended and Restated Certificate of Incorporation contains such a provision.

Further, the Registrant maintains insurance policies that insure its officers and directors against certain liabilities. The Registrant has also entered into agreements with certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers to the fullest extent permitted by law.
Item 15. Recent Sales of Unregistered Securities.

There were no unregistered sales of equity securities during the fiscal year ended December 31, 2014.

In connection with the Company’s acquisition of AHS pursuant to the Purchase Agreement dated April 17, 2015, the Company issued 6,500,000 shares of the Company’s common stock to Accountable Health, Inc. pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933.

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Pursuant to the Credit Agreement dated April 17, 2015 (the “Credit Agreement”) with SWK and the lenders party thereto from time to time, the Company issued a warrant (the “Warrant”) to SWK to purchase 8,152,174 shares of the Company’s common stock. The Warrant is exercisable after October 17, 2015 and up to and including April 17, 2022, at an exercise price of $0.46 per share. The Warrant is exercisable on a cashless basis. The exercise price of the Warrant is subject to customary adjustment provisions for stock splits, stock dividends, recapitalizations and the like. In addition, the Warrant grants the holder certain piggyback registration rights. The Warrant was granted, and any shares issued pursuant to its exercise will be issued, pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933. Unless our stock price increases to at least $0.46 per share, we do not expect SWK to exercise the Warrant prior to closing of the rights offering.
Under the Credit Agreement, SWK also acquired the right (the “SWK Participation Right”) to elect to require us to allow SWK to participate in a rights offering such as this rights offering. If SWK elects to exercise the SWK Participation Right, we will issue rights to SWK in the rights offering on the same basis as we issue rights to our shareholders as if SWK had previously exercised the Warrant and thereby became a holder of 8,152,174 shares of our common stock. If SWK exercises the SWK Participation Right, we will issue ___________ rights to SWK, and SWK will be entitled to participate in the pro rata basic subscription right and the oversubscription privilege on the same basis as all other holders of the rights issued in the rights offering.
Item 16. Exhibits and Financial Statement Schedules.
A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.
Item 17. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be

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deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on ______________, 2015.

HOOPER HOLMES, INC.

By: /s/ Henry E. Dubois
Henry E. Dubois President and Chief Executive Officer: (Principal Executive Officer)

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Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Henry E. Dubois Henry E. Dubois	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Steven R. Balthazor Steven R. Balthazor	Chief Financial Officer (Principal Financial Officer)

/s/ Steven R. Balthazor Steven R. Balthazor	Chief Accounting Officer (Principal Accounting Officer)

* Ronald Aprahamian	Director

* Mark Emkjer	Director

* Larry Ferguson	Director

* Charles M. Gilman	Director

* Gus Halas	Director

* Thomas Watford	Director

*By: /s/ Henry E. Dubois Henry E. Dubois Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Item

2.1
Strategic Alliance Agreement dated April 16, 2014 by and among Hooper Holmes, Inc., Heritage Labs International, LLC (“HLI”), Mid-America Agency Services, Incorporated and Clinical Reference Laboratory, Inc (1)

2.2
Amendment Number 1 to the Strategic Alliance Agreement dated August 31, 2014 by and among Hooper Holmes, Inc., Heritage Labs International, LLC, Mid-America Agency Services, Incorporated and Clinical Reference Laboratory, Inc (2)

2.3	Asset Purchase Agreement dated April 17, 2015 by and among Hooper Holmes, Inc., Jefferson Acquisition, LLC, Hooper Wellness, LLC, Accountable Health Solutions, Inc., and Accountable Health, Inc. (3)
3.1	Amended and Restated Certificate of Incorporation of Hooper Holmes, Inc. (4)
3.2	Restated Bylaws of Hooper Holmes, Inc. (5)
4.1	Warrant dated April 17, 2015, issued by Hooper Holmes, Inc. to SWK Funding LLC. (6)
4.2	Form of Subscription Rights Certificate
5.1	Opinion of Spencer Fane LLP as to the legality of the securities being registered*
10.1	Form of Indemnification Agreement (7)
10.2	Hooper Holmes, Inc. 1997 Stock Option Plan (8)**
10.3	Hooper Holmes, Inc. 1997 Director Option Plan (9)**
10.4	Hooper Holmes, Inc. 1999 Stock Option Plan (10)**
10.5	Hooper Holmes, Inc. 2002 Stock Option Plan (11)**
10.6	Hooper Holmes, Inc. 2004 Employee Stock Purchase Plan (12)**
10.7	Hooper Holmes, Inc. 2007 Non-Employee Director Restricted Stock Plan (13)**
10.8	Hooper Holmes, Inc. 2008 Omnibus Employee Incentive Plan (14)**
10.9	Hooper Holmes, Inc. 2011 Omnibus Employee Incentive Plan (15)**
10.10	Amended and Restated Hooper Holmes, Inc. 2011 Omnibus Incentive Plan (16)
10.11	Form of Executive Change-in-Control Agreement by and between Hooper Holmes, Inc. and Executive Officers of the Company (17)**
10.12	Employment Agreement by and between Hooper Holmes, Inc. and Henry E. Dubois (18)**
10.13	Consulting Agreement by and between Hooper Holmes, Inc. and Stephen Balthazor**
10.14	Loan and Security Agreement between Hooper Holmes, Inc. and Keltic Financial Partners II, LP dated February 28, 2013 (19)
10.15
Unconditional and Continuing Guaranty, dated February 28, 2013, between Keltic Financial Partners II, LP and Heritage Labs International, LLC, a Kansas limited liability company, Hooper Distribution Services, LLC, a New Jersey limited liability company, Hooper Information Services, Inc., a New Jersey corporation, Mid-America Agency Services, Incorporated, a Nebraska corporation, and TEG Enterprises, Inc., a Nebraska corporation (20)

10.16	Pledge Agreement between Hooper Holmes, Inc. and Keltic Financial Partners II, LP dated February 28, 2013 (21)
10.17	Pledge Agreement between Mid-America Agency Services, Incorporated, a Nebraska corporation, and Keltic Financial Partners II, LP dated February 28, 2013 (22)
10.18	First Amendment to Loan and Security Agreement between Keltic Financial Partners II, LP and Hooper Holmes, Inc. dated March 28, 2013 (23)
10.19	Mortgage and Security Agreement by Hooper Holmes, Inc. in favor of Keltic Financial Partners II, LP, dated March 28, 2013 (24)
10.20	Second Amendment to Loan and Security Agreement between Keltic Financial Partners II, LP and Hooper Holmes, Inc. dated July 9, 2014 (25)
10.21	Consent and Third Amendment to Loan and Security Agreement between Keltic Financial Partners II, LP and Hooper Holmes, Inc. dated April 17, 2015. (26)

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10.22	Fourth Amendment to Loan and Security Agreement between ACF, as assignee of Keltic Financial Partners II, LP and Hooper Holmes, Inc. dated April 17, 2015. (27)
10.23
General Security Agreement dated April 17, 2015, executed by Jefferson Acquisition, LLC, Hooper Wellness, LLC, Hooper Distribution Services, LLC, Hooper Information Services, Inc., Hooper Kit Services LLC, Mid-America Agency Services, Inc., and TEG Enterprises, Inc., in favor of ACF FinCo I LP (28)

10.24
Joinder Agreement and First Amendment to Pledge Agreement dated April 17, 2015, by and among Jefferson Acquisition, LLC, Hooper Wellness, LLC and ACF FinCo I LP, as assignee of Keltic Financial Partners II, LP. (29).

10.25	Joinder Agreement and First Amendment to Pledge Agreement by and among Hooper Holmes, Inc., Hooper Wellness, LLC and ACF FinCo I LP, as assignee of Keltic Financial Partners II, LP. (30)
10.26	Credit Agreement dated April 17, 2015, by and among Hooper Holmes, Inc., SWK Funding LLC and the Lenders party thereto from time to time. (31)
10.27	Guarantee and Collateral Agreement dated April 17, 2015, by and among SWK Funding LLC, Hooper Holmes, Inc. and its subsidiaries. (32)
10.28
Intercreditor Agreement dated April 17, 2015, by and among SWK Funding LLC and the Lenders party to the Credit Agreement in favor of ACF FincCo I LP, as assignee of Keltic Financial Partners II, LP. (33)

10.29	Asset Purchase Agreement dated August 15, 2013, by and between Piston Acquisition, Inc. and Hooper Holmes, Inc. (34)
10.30	First Amendment to Asset Purchase Agreement and Agreement dated September 30, 2013, by and between Hooper Holmes, Inc. and Piston Acquisition, Inc. (35)
10.31	Limited Guaranty dated August 15, 2013, by Gary Gelman, in favor of Hooper Holmes, Inc. (36)
10.32	Agreement dated as of August 15, 2013, by and between Hooper Holmes, Inc. and Piston Acquisition, Inc. (37)
10.33	Limited Laboratory and Administrative Services Agreement dated April 16, 2014 by and between Hooper Holmes, Inc. and Clinical Reference Laboratory, Inc. (38)***
10.34	Amendment Number 1 to the Limited Laboratory and Administrative Services Agreement dated August 31, 2014 by and between Hooper Holmes, Inc. and Clinical Reference Laboratory, Inc. (39)
10.35	Purchase and Sale Agreement dated May 13, 2014 by and between Hooper Holmes, Inc. and McElroy Deutsch Mulvaney & Carpenter, LLP (40)
10.36	First Amendment to the Purchase and Sale Agreement by and between Hooper Holmes, Inc. and McElroy Deutsch Mulvaney & Carpenter, LLP dated June 13, 2014 (41)
10.37	Second Amendment to the Purchase and Sale Agreement by and between Hooper Holmes, Inc. and McElroy Deutsch Mulvaney & Carpenter, LLP dated July 1, 2014 (42)
10.38	Third Amendment to the Purchase and Sale Agreement by and between Hooper Holmes, Inc. and McElroy Deutsch Mulvaney & Carpenter, LLP dated July 7, 2014 (43)
10.39	Fourth Amendment to the Purchase and Sale Agreement by and between Hooper Holmes, Inc. and McElroy Deutsch Mulvaney & Carpenter, LLP dated July 11, 2014 (44)
10.40	Fifth Amendment to the Purchase and Sale Agreement by and between Hooper Holmes, Inc. and McElroy Deutsch Mulvaney & Carpenter, LLP dated July 18, 2014 (45)
14	Hooper Holmes, Inc. Code of Conduct and Ethics (46)
21	Subsidiaries of Hooper Holmes, Inc. (47)
23.1	Consent of KPMG LLP
24	Power of attorney
99.1	Form of Instructions for Use of Rights Certificate
99.2	Form of Letter to Shareholders
99.3	Form of Letter to Nominee Holders
99.4	Form of Letter to Clients of Nominee Holders
99.5	Form of Beneficial Owner Election Form

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99.6	Form of Nominee Holder Election Form
99.7	Form of Notice of Guaranteed Delivery
99.8	Form of Notice of Important Tax Information

*To be filed by amendment.
**Denotes a management contract or compensatory plan or arrangement.
*** Portions of this exhibit containing confidential information have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(1)	Incorporated by reference to Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.
(2)	Incorporated by reference to Exhibit 2.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.
(3)	Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K dated April 21, 2015.
(4)	Incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated June 2, 2010.
(5)	Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K dated February 17, 2011.
(6)	Incorporated by reference to Exhibit 10.2(d) of the Company’s Current Report on Form 8-K dated April 21, 2015.
(7)	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated June 17, 2014.
(8)	Incorporated by reference to Exhibit 10.10 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
(9)	Incorporated by reference to Exhibit 10.11 of Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
(10)	Incorporated by reference to Exhibit 10.13 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.
(11)	Incorporated by reference to Attachment to the Company's Proxy Statement for the Annual Meeting of Shareholders held on May 21, 2002.
(12)	Incorporated by reference to Annex B to the Company's Proxy Statement for the Annual Meeting of Shareholders held on May 29, 2013.
(13)	Incorporated by reference to Exhibit 10.15 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(14)	Incorporated by reference to Annex A to the Company's Proxy Statement for the Annual Meeting of Shareholders held on May 29, 2008.
(15)	Incorporated by reference to Annex A to the Company's Proxy Statement for the Annual Meeting of Shareholders held on May 24, 2011.
(16)	Incorporated by reference to Annex A to the Company’s Proxy Statement for the Annual Meeting of Shareholders held on June 11, 2014.
(17)	Incorporated by reference to Exhibit 10.11 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
(18)	Incorporated by reference to Exhibit 10.5 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.
(19)	Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated March 6, 2013.
(20)	Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated March 6, 2013.
(21)	Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated March 6, 2013.

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(22)	Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated March 6, 2013.
(23)	Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated March 29, 2013.
(24)	Incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K dated March 29, 2013.
(25)	Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated July 10, 2014.
(26)	Incorporated by reference to Exhibit 10.1(a) of the Company’s Current Report on Form 8-K dated April 21, 2015.
(27)	Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated August 13, 2015.
(28)	Incorporated by reference to Exhibit 10.1(b) of the Company’s Current Report on Form 8-K dated April 21, 2015.
(29)	Incorporated by reference to Exhibit 10.1(c) of the Company’s Current Report on Form 8-K dated April 21, 2015.
(30)	Incorporated by reference to Exhibit 10.1(d) of the Company’s Current Report on Form 8-K dated April 21, 2015.
(31)	Incorporated by reference to Exhibit 10.2(a) of the Company’s Current Report on Form 8-K dated April 21, 2015.
(32)	Incorporated by reference to Exhibit 10.2(b) of the Company’s Current Report on Form 8-K dated April 21, 2015.
(33)	Incorporated by reference to Exhibit 10.2(c) of the Company’s Current Report on Form 8-K dated April 21, 2015.
(34)	Incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.
(35)	Incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.
(36)	Incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.
(37)	Incorporated by reference to Exhibit 10.4 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013
(38)	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2014
(39)	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014
(40)	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014
(41)	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014
(42)	Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014
(43)	Incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014
(44)	Incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014
(45)	Incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014
(46)	Incorporated by reference to Exhibit 14 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010
(47)	Incorporated by reference to Exhibit 21 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014

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